EXHIBIT 3.41

ARTICLES OF INCORPORATION

OF

CENTRAL WEST VIRGINIA ENERGY COMPANY

The undersigned, acting as incorporator of a corporation under Section 27, Article 1, Chapter 31 of the Code of West Virginia adopts the following Articles of Incorporation for such corporation, FILED IN DUPLICATE:

I. The undersigned agrees to become a corporation by the name of CENTRAL WEST VIRGINIA ENERGY COMPANY.

II. The address of the principal office of said corporation will be located at P. O. Box 26765, in the City of Richmond, in the County of Richmond, and State of Virginia 23261.

The address of the principal place of business of said corporation will be located at 208 Main Street, in the City of Weston, in the County of Lewis, State of West Virginia 26452.

III. The purpose or purposes for which this corporation is formed are as follows:

1. To acquire, purchase, lease, option, own, sell and mortgage coal lands, or supposed coal lands;

2. To acquire, purchase, lease, option, sell and mortgage timberlands, mineral estates and gas and oil lands;

3. To prospect for coal and mine coal and prospect for and mine or produce mineral products and gas and oil;

4. To buy, sell, produce, process, handle, transport and deal in coal and the marketing of coals and products of coal of all kinds;

5. To engage in timberland and general lumber business, and all the by-products thereof, to operate saw mills, buy and sell timber, logs, and timber of any and every description, and to buy and sell personal property used in connection therewith;

6. To purchase, rent, sell, acquire, lease and contract for all kinds of timbering or mining machinery, or other machinery, motor vehicles, buildings, cars and appliances for the mining, hauling, production, processing, marketing and transporting of coal, timber and timber products;

7. To construct and operate railways and tramways for mining and removal of coal and other minerals;

8. To manage, operate, maintain, improve and develop the properties, and each and all of them;

9. To borrow or raise money for the foregoing purposes of the corporation; and for such purposes, in order to secure the same and interest thereon, mortgage and deed in trust all or any part of the property, corporeal or incorporeal rights, or franchise of this corporation, now owned or hereafter acquired; and

10. Generally to carry out all acts necessary, incident or related to the foregoing purposes.

IV. No shareholder or other person shall have any preemptive right whatsoever.

V. Provisions for the regulation of the internal affairs of the corporation are:

1.A. The Corporation shall indemnify each member of the Board and each officer of the Corporation now or hereafter serving as such, who was, is or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (including an action by, or in the right of, the

Corporation), by reason of the fact that he is or was a Board member, officer, or agent of the Corporation or is or was serving at the request of the Corporation as a Board member, officer or agent of another corporation, partnership, joint venture, trust or other enterprise.

B. Said indemnification shall be against expenses (including attorney’s fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the aforementioned individuals in connection with such action, suit or proceeding, including any appeal thereof, if they acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of the Corporation.

C. No indemnification shall be made in respect to any claim, issue, or matter as to which such person shall have been adjudged in such action, suit or proceeding to be liable for gross negligence or wilful misconduct in the performance of his duties to the Corporation, except to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability and in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that such court shall deem proper. Indemnity with respect to any criminal action or proceeding will be provided only when the Board member or officer had no reasonable cause to believe his act was unlawful.

D. The amount paid to any Board member, officer or agent of the Corporation by way of indemnification shall not exceed the actual, reasonable and necessary expenses incurred in connection with the matter involved. The foregoing right of indemnification shall be in addition to but not exclusive of, any other right to which such Board member, or officer of the Corporation may otherwise be entitled by law.

2. The Board of Directors of this Corporation may, from time to time, in its discretion, declare and pay cash dividends from any reserves for mineral depletion maintained by the Corporation. Such dividends must be identified as a distribution of such reserves, and at the time of distribution the amount per share being paid from such reserves must be disclosed to each shareholder receiving such dividends.

VI. The amount of the total authorised capital stock of said corporation shall be Ten Thousand Dollars ($10,000), which shall be divided into One Thousand (1,000) shares of the par value of Ten Dollars ($10.00) each.

VII. The full name and address of the incorporator is:

Name	Address
Gary W. Callahan	Glade Springs
One Pavillion Drive
Daniels, West Virginia 25832

VIII. The existence of this corporation is to be perpetual.

IX. The full name and address of the appointed person to whom notice or process may be sent is Gary W. Callahan, Glade Springs, One Pavillion Drive, Daniels, West Virginia 25832.

X. The number of directors constituting the initial board of directors of the corporation is three and the names and addresses of the persons who shall serve as directors until the first annual meeting of shareholders or until their successors are elected and shall qualify are:

NAME	ADDRESS
E. Morgan Massey	P. O. Box 26765
Richmond, VA 23261

Wm. Blair Massey	P. O. Box 26765
Richmond, VA 23261

Gary N. Callahan	Glade Springs
One Pavillion Drive
Daniels, WV 25832

THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of West Virginia, does make and file this Articles of Incorporation, and I have accordingly hereto set my hand this 28th day of May, 1982.

/s/ Gary W. Callahan
Gary W. Callahan

Articles of Incorporation prepared by:

JACKSON, KELLY, HOLT & O’FARRELL

1500 One Valley Square

Charleston, West Virginia 25301

ARTICLES OF AMENDMENT OF INCORPORATION OF

CENTRAL WEST VIRGINIA ENERGY COMPANY

CENTRAL WEST VIRGINIA ENERGY COMPANY, pursuant to authority granted to it to change its address of the principal place of business by West Virginia Code Section 11-1-106, adopts the following Articles of Amendment of Incorporation.

FILED IN DUPLICATE:

1. The name of the corporation is CENTRAL WEST VIRGINIA ENERGY COMPANY.

2. The adopted Amendment of Incorporation changes the address of the principal place of business to Glade Springs, One Pavilion Drive, Daniels, West Virginia 25832-9799.

3. The shareholder adopted the Amendment on March 1, 1984.

4. 100 shares of common stock of the Corporation are issued and outstanding.

5. All 100 shares were voted for the Amendment.

THE UNDERSIGNED, for the purpose of adopting Articles of Amendment of Incorporation under the laws of the State of West Virginia, do make and file these Articles of Amendment of Incorporation, and we have accordingly hereto set our hands this 1st day of March, 1984.

/s/ S. Caperton, III
S. Austin Caperton, III, President

/s/ Wm. Massey
Wm. Blair Massey, Secretary

Articles of Amendment of Incorporation Prepared by:

Paul S. Barbery

Attorney-at-Law

P.O. Box 26765

Richmond, VA 23261

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